Exhibit 10.13

CONTRACT FOR SALE AND PURCHASE OF REAL PROPERTY

This Contract for Sale and Purchase of Real Property (“Agreement”) is executed this 30th day of September, 2004, by Patrick S. Smith and Jane E. Smith (“Seller”) and Voyager Pharmaceutical Corporation, a Delaware corporation (“Buyer”).

RECITALS

A. Seller is the owner of real property located in Collier County, Florida, more particularly described in Exhibit A attached hereto (“Property”);

B. Buyer desires to purchase Seller’s Property as part of its employment arrangements with Patrick S. Smith; and

C. Seller desires to sell such Property to Buyer on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Buyer and Seller, each to the other, Seller agrees to sell and Buyer agrees to buy the Property upon the following terms and conditions:

1. Recitals.

The foregoing Recitals are true and correct and are incorporated herein by reference.

2. Purchase Price and Method of Payment.

The purchase price (“Purchase Price”) for the Property shall be Three Million One Hundred Twelve Thousand Five Hundred and No/100 Dollars ($3,112,500.00), which shall be payable in cash at closing.

3. Effective Date.

The date from which commences any time period used for measuring performance or events hereunder shall be the date when the last of Seller and Buyer has properly executed this Agreement (the “Effective Date”).

4. Closing Date.

The “Closing Date” or “Closing” of this Agreement and the transfer of title and possession of the Property shall occur on a date and at a time mutually agreeable to Seller and Buyer, but in no event later than October 31, 2004. The Closing shall be held at such time and place as may be mutually agreed upon by Seller and Buyer. Provided, however, at Seller’s option the Closing Date shall be reasonably extended no later than ninety (90) days to accomplish contingencies which have not been satisfied prior to the Closing Date.

5. Closing Procedure.

The Warranty Deed for the Property shall be delivered and recorded upon clearance of Buyer’s closing funds, and evidence of title shall be continued at Buyer’s expense to show title in Buyer, without any encumbrances or changes which would render Seller’s title non-insurable from the date of the last evidence of title to the recording of the Deed, with the exception of any purchase money mortgage Buyer may obtain.

6. Evidence of Title.

As soon as reasonably possible, Buyer shall, at Buyer’s sole expense, obtain a commitment for an Owner’s Title Insurance Policy (ALTA FORM B) from Chicago Title Insurance Company or other title insurance company reasonably selected by Buyer agreed to insure title to the Property in an amount equal to the Purchase Price, and subject to no exceptions other than matters herein permitted, those which will be discharged prior to or at Closing and the standard printed exceptions and exclusions from coverage customarily contained in an owner’s policy issued by Chicago Title Insurance Company. Said commitment shall be conclusive evidence of insurability of Seller’s title. Subsequent to Closing, Buyer, at it sole expense, shall obtain an owner’s title insurance policy reflecting the status of title through the moment of recording the deed delivered at Closing, said policy showing good and insurable title in Buyer after recording the warranty deed, subject to no title exceptions or defects other than those permitted by this Agreement. Buyer shall have five (5) days after the delivery of the policy, Saturdays and Sundays not to be included, to object to any new defects in title revealed by the owner’s policy. Failure to object within said five (5) days shall be deemed a waiver of the right to make any future objections to title on the matters revealed by the policy. If new objections are raised within the permitted period, the curative rights and remedies as set forth in the paragraph entitled “Curative Rights” shall be applicable to the new defects set forth on the owner’s policy. If the defects are not cured and Buyer does not waive the defects, Buyer, upon execution and delivery of a Special Warranty Deed re-conveying the Property to Seller, shall be reimbursed for all payments previously made to Seller pursuant to this Agreement.

7. Curative Rights.

If the title commitment discloses unpermitted exceptions or title defects, Seller, at its sole option, shall have thirty (30) days from the date of delivering the commitment within which to have the exceptions removed from the commitment, the commitment amended to insure against loss from or as a result of such unpermitted exception or defect, or the title defects cured to the reasonable satisfaction of Buyer. In such event, the Closing Date shall be thirty-five (35) days after delivery of the amended commitment if one is issued, or the time expressly specified in this Agreement, which ever is later. If Seller fails to have the commitment exceptions removed, the commitment amended or the defects cured within the specified time, or if Seller advises Buyer it will make no effort to remove, insure over or cure such defects, Buyer may only terminate this Agreement and receive the return of the aforementioned deposit or Buyer may elect, upon notice to Seller within ten (10) days after the expiration of the applicable curative period, or within ten (10) days after receipt of Seller’s notice that it will not attempt to remove the exception from the commitment, insure over or cure such defects, to take title as it then is notwithstanding such exceptions or title defects. Should the title commitment reveal the presence of mechanics’ liens, a transfer to bond of such liens with a surety reasonably acceptable to Buyer, shall be deemed to have cured the defect arising because of such lien(s), for purpose of determining the status of title under this Agreement.

8. Conveyance.

Seller shall convey fee simple title to the Property by general warranty deed, subject to real estate taxes for the year of closing (prorated), zoning, recorded covenants and restrictions, special taxing district requirements, special improvement and maintenance assessments, title defects waived by Buyer, and the matters specified or required by this Agreement. Unless otherwise herein provided to the contrary, the general warranty deed shall use the Exhibit A description.

9. Allocation of Closing Expenses.

Buyer shall pay all Closing Costs of this transaction; however, each party shall pay its respective attorney’s fees.

10. Time of the Essence.

TIME IS OF THE ESSENCE OF THIS AGREEMENT. When a date upon which a specified event shall occur or be performed falls upon a weekend or official holiday, the time allowed for the event or performance to occur shall be extended to 5:00 p.m. of the next succeeding business day.

11. Prorations.

Real property taxes for the year of Closing, and annual installment applicable to the year of Closing on public improvement liens and special assessments, and other proratable items shall be paid entirely by Buyer. All ad valorem taxes for prior years shall be paid by Seller.

12. Infestation Provision.

Buyer, at its expense, may obtain, prior to Closing, a written statement of a local, licensed and bonded exterminating company showing whether or not there are or ever have been any wood-destroying or damaging organisms in the improvements of the Property. In the event that there are any costs required to treatment required to remedy any present or past infestation so reported, including the cost of repairing or replacing all portions of the improvements which have been damaged, Buyer shall pay such costs. However, in the event that the repair cost to be incurred pursuant to this paragraph is more than one percent (1%) of the Purchase Price, then either party may cancel this Agreement within five (5) days after the receipt of the termite inspection report by giving written notice to the other and thereupon all parties will be released from any liability under this Agreement. Buyer, however, may waive defaults or defects related to wood-destroying organism infestation, and require Seller to close notwithstanding such infestation, in which case there shall be no adjustment to the Purchase Price.

13. Typewritten or Handwritten Provisions.

Handwritten provisions inserted in this Agreement and typewritten provisions initiated by both parties shall control over the typewritten provisions in conflict therewith.

14. Default by Buyer.

In the event of a default by Buyer, which is not cured within the time periods provided in this Agreement, and provided Seller is not in default, Seller may exercise its sole and exclusive remedy, which shall be specific performance of this Agreement.

15. Default of Seller.

In the event of a default by Seller, which is not cured within the time periods provided in this Agreement, and provided Buyer is not in default, Buyer may exercise its sole and exclusive remedy, which shall be specific performance of this Agreement.

16. Notice of Default.

No default as to any provision of this Agreement, on the part of either Buyer or Seller, shall be claimed or charged by either party against the other until notice thereof has been given to the defaulting party in writing, and such default remains uncured for a period of ten (10) days after the defaulting party’s receipt of such notice, provided however, should the defaulting party have started curing the default and it is of such nature that it cannot be cured within ten (10) days, so long as the defaulting party is expeditiously proceeding with cure, the time period for curing the default shall be extended for the time necessary to cure the default.

17. Survey.

Buyer shall pay for and obtain a boundary survey of the Property, should it desire one. Buyer shall obtain the survey as soon as possible so as not to delay the closing. The existence of any unpermitted encroachments, overlaps, rights-of-way or easements on the survey affecting the Property shall be deemed a title defect and written notice to the effect shall be immediately given to Seller and Seller shall have the same time to remove such defects as the Agreement allows to cure other defects of title. The Closing Date, at the option of Seller, may be extended pursuant to the provisions of this Agreement to provide the necessary time to cure any title defects disclosed by the survey. If Seller shall fail to remove or cure the asserted defects within said period of time, or Buyer is notified by Seller it will make no effort to cure such defects, Buyer may close on this Agreement as if no such defect existed.

18. Risk of Loss.

If the improvements on the Property are materially damaged by fire, vandalism, act of God or any other casualty before delivery of the Warranty Deed and can be restored to substantially the same condition existing on the date of this Agreement within a period of one hundred twenty days (120) days thereafter, Seller shall so restore the improvements and the Closing Date and date of delivery of possession hereinbefore provided shall be extended accordingly. If Seller fails to repair and restore the Property or notifies Buyer it will not restore,

Buyer shall only have the option of either (1) taking and closing of the Property as it is pursuant to this Agreement, together with the insurance proceeds, if any, or (2) canceling the Agreement, and any deposits are to be forthwith returned to Buyer and all parties shall be released from any and all obligation and liability one to the other. Provided, however, if the damage is not reasonably capable of being repaired within one hundred twenty (120) days of the casualty and Seller shall have commenced repairs and be diligently prosecuting the completion of such repairs, the Closing Date shall be reasonably extended (under the circumstances) to allow completion of such repairs.

Seller shall keep the Property fully insured, in an amount equal to the full replacement thereof, through the time of Closing.

Should Seller fail to make repairs after a casualty and Buyer exercises its option of taking the Property as it is, together with the insurance proceeds, Seller agrees to assign the rights to such insurance proceeds to Buyer, and Seller will reasonably cooperate with Buyer in any loss adjustment negotiations or agreements with the insurance company.

19. Rights of Inspection Prior to Closing.

Commencing on the date of this Agreement, Buyer shall have the right during normal business hours to enter and inspect the improvements on the Property. Buyer’s right of inspection shall include, but not be limited to, air-conditioning and mechanical systems, electrical wiring, plumbing, structural integrity, heating units, the roof and floor systems, carpets, drapes, windows, foundations, ceiling and such other matters as Buyer may reasonably require. If any inspection Buyer is not reasonably satisfied with the condition of the improvements, Buyer shall submit a list to Seller detailing the unsatisfactory items. If after inspection Buyer submits to Seller a list of unsatisfactory items specifying material defects and those items are satisfactorily repaired or restored prior to Closing, then the Closing of the sale contemplated by this Agreement shall occur in accordance with the terms hereof, due allowance being made to provide time to repair the listed items. Seller’s right to repair or restore items specified by Buyer as unsatisfactory shall be a permissive right and not an obligation of Seller. If Seller elects not to repair or restore the items specified, then and in that event, Buyer may either demand a return of all deposits heretofore made by Buyer, and each party will be thereafter released one from the other, or Buyer may elect to close the transaction as if no such unsatisfactory defects had been specified.

20. Claims and Liens.

21. Supplementary Representations and Warranties.

In addition to its other representations and agreements under this Agreement, Seller represents to Buyer as follows:

(a) There are, and as of the Closing Date there will be, no violations of any federal, state, county or municipal laws, regulations ordinances, order and directives relating to the use or condition of the Property, of which Seller has actual notice. Seller further warrants to Buyer that Seller shall take such action (with respect to matters to which Seller has notice on or before the Closing) as may be necessary, at Seller’s sole expense, to comply with such laws relating to the use or condition of the Property at or prior to the Closing.

(b) There has not been filed by or against Seller a petition in bankruptcy or other insolvency proceedings or for the reorganization or the appointment of a receiver or trustee, nor has Seller made an assignment for the benefit of creditors, or filed a petition for an arrangement, or entered into an arrangement with creditors, or admitted in writing its inability to pay debts as they become due.

(c) There is no litigation or proceeding pending (or to Seller’s knowledge threatened) against or relating to the Property, nor does Seller know or have reasonable grounds to know of any basis for any such action other than possible claims adequately covered by insurance.

(d) There are no mechanics’ liens, claims of lien or other claims against the Property, and bills for all work done or materials supplied to the Property have been paid. Seller will execute at Closing an affidavit stating that all of the foregoing representations are true as of the date of Closing, and Seller will indemnify and hold harmless Buyer from all claims, liabilities and losses Buyer may suffer to the extent any of the foregoing representations are untrue.

22. Maintenance Pending Closing Date.

From and after the date hereof and until the Closing Date, Seller will continue to make all normal routine repairs, renewals, replacements, additions, betterments and improvements to the Property and the improvements located on the Property with a view to having the present condition thereof maintained, subject to normal use, wear and tear.

23. Real Estate Commission.

Unless otherwise specifically provided to the contrary by a separate agreement, this Agreement was not brought about, directly or indirectly, by any real estate agency or broker and no commission or fee will be payable on the sale hereunder. Each party represents and warrants that it has employed no brokers or real estate agencies in the creation of or the negotiations relating to this Agreement, and each party shall indemnify and hold harmless the other party by reason of any breach by such party of its warranty and representation under this paragraph.

24. Assignment.

This Agreement and the rights created thereby may be assigned by Buyer to any person, partnership or cooperation, and Buyer may elect to appoint a nominee to take title, without Buyer having obtained prior written approval from Seller. Such assignment and the approval shall not release Buyer from the provisions of this Agreement unless it so provides.

25. Successor and Assigns.

The rights and obligations created by this Agreement shall be binding and inure to the benefit of the parties hereto, their heirs, executors, receivers, trustees, successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders, as the context requires.

26. Notices.

All notices provided for in this Agreement shall be sent or delivered by registered or certified mail to the parties, return receipt requested, with a copy forwarded to their respective attorneys, at the addresses set forth below or at such other addresses as the parties shall designate to each other in writing:

Seller:	Patrick & Jane Smith
4800 Wynneford Way
Raleigh, N. C. 29617

Buyer:	Voyager Pharmaceutical Corporation
c/o 8540 Colonade Center Drive
Suite 409
Raleigh, N. C. 29615

Any notice or demand so given, delivered or made by United States mail shall be deemed so given, delivered or made on the second business day after the same is deposited in the United States mail registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by a registered or certified mail as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made.

Buyer and Seller may from time to time notify the other of changes with respect to whom and where notices should be sent by sending notification of such changes pursuant to this paragraph.

27. Non-Merger.

The provisions of all paragraphs of this Agreement imposing obligations or conditions upon the Property or either of the parties which, by their sense and context, are intended to survive the Closing Date shall so survive and shall not be merged in the deed of conveyance from Seller to Buyer at Closing.

28. Entire Agreement.

This Agreement contains the entire understanding between the parties, and the parties agree that no representation was made by or on behalf of either which is not contained in this Agreement, and that in entering into this Agreement, neither relied upon any representation not herein contained. This Agreement shall be interpreted and enforced under the laws of the State of Florida.

29. Captions.

The captions for each paragraph of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement, or the intent of any provision hereof.

30. Recording.

This Agreement shall not be recorded in the Public Records of any County in the State of Florida by either party.

31. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be and be taken to be an original and all collectively but one instrument.

32. Amendments and Waivers.

This Agreement may not be amended, modified, altered, or changed in any respect whatsoever, except by a further agreement in writing duly executed by the parties hereto. No failure by Buyer or Seller to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition. Any party hereto, by notice, may, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other party hereto. No waiver shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other than existing or subsequent breach thereof.

33. Special Clauses.

This transaction is to be completed in furtherance of an employment understanding between Patrick S. Smith and Buyer. Buyer is acquiring the Property for the purpose of taking over the responsibility of marketing the Property to a third party. In the event that Buyer should resell the Property for less than the purchase price paid in this transaction, the parties recognize that Buyer may be required to pay additional taxes beyond that which Seller would have paid, had Seller directly sold the Property to a third party. Should Buyer resell the Property for a price less than it paid for the Property in this transaction, Buyer shall reimburse Seller the difference in the taxes which Seller must pay as a result of this occurrence to the extent necessary so that Seller will receive net after taxes the same amount Seller would have received, if Seller has sold the Property for the same price as paid in this transaction. (The amount to be reimbursed shall also include any additional taxes Seller must pay on the amount reimbursed Seller for taxes paid for this transaction.) In the event Buyer resells the Property for more than it paid in this transaction, Buyer shall retain the difference without any reimbursement to Seller for the difference.

IN WITNESS WHEREOF, the parties hereunder have this day set their hands and seals.

SELLER:		BUYER:

By:	/s/ Patrick S. Smith	Voyager Pharmaceutical Corporation, a Delaware corporation
Patrick S. Smith

By:	/s/ Jane E. Smith	By:	/s/ David J. Corcoran
	Jane E. Smith	Print Name:	David J. Corcoran

		Its:	Executive Vice President

Executed by Seller on September 30, 2004.		Executed by Buyer on September 30, 2004.